CONSULTING AGREEMENT

THIS AGREEMENT effective as of the 1st day of October 2014 (the “Effective Date”):

BETWEEN:

Force Minerals Corporation, a Nevada corporation with mailing address of 15707 Rockfield Blvd, Irvine California 92618 (the “Company”)

AND:

Nathan Lewis, an individual with mailing address of 11401 Dr. Martin Luther King Jr St N Saint Petersburg FL (the “Consultant”)

WHEREAS:

A. The Company is a public company called Force Minerals Corporation;

B. The Company is engaged in, among other the Internet incubator space in order to capitalize upon the technology opportunities available today and in the immediate future within the cloud computing market place for on-line advertising, marketing and web application firms. The Company has developed proprietary technologies that will enable the company to capitalize on the third party data management and utilization space through the implementation of a cost effective development and delivery system allowing for economies of scale to be applied to custom applications. Most recently the Company has expanded into Bitcoin Mining and has developed a mining pool, BTC Pool Party.  The BTC Pool Party is a new standard for the Bitcoin mining industry providing transparency with openly disclosed rates and fees;

C. The Company owns and utilizes various trade secrets and proprietary information in connection with its business and is constantly developing and striving to develop new trade secrets and proprietary information to allow it to maintain and enhance its competitive position in its industry;

D. The Consultant has certain skills and expertise, as represented to the Company by the Consultant, which will benefit the Company.  Consultant will create, develop, and implement a comprehensive strategy for the Company’s Social Media campaigns, PR campaigns, new Web Site development, launches and integration campaigns, development of a new comprehensive Customer Relationship Management system including internal/external touch points, ongoing loyalty assessments, creation of actionable knowledge based on quantitative and qualitative metrics;

E. The Company wishes to obtain and the Consultant wishes to provide certain services to the Company on the terms and conditions contained in this Agreement;

F. The Consultant will be placed in a position of authority and trust and will come into contact with, or have access to certain trade secrets and/or confidential information of and relating to the Company. All information disclosed to the Consultant by the Company is done so in the context of a confidential relationship between the Consultant and the Company; and

G. The Consultant would not be retained by the Company or be given access to work, or contact with any such trade secrets and/or confidential information unless the Consultant maintains any and all such trade secrets and/or confidential information in the strictest of confidence.

THEREFORE THIS AGREEMENT WITNESSES that the parties AGREE AS FOLLOWS:

1.  SERVICES, TERM, ETC.

1.1 Services. The Consultant will perform those services customarily performed by the President, Treasurer, Secretary and Director of the Company and as directed by board of directors.

1.2 Equipment. The Consultant will provide its own equipment to perform the Services except as otherwise set out in this Agreement.

1.3 Facilities. The Consultant will be responsible for all necessary office premises and basic office equipment including space, desk, telephone, signs, and business cards.

1.4 Reporting. The Consultant will keep the Company informed of all matters concerning the Consultant’s Services at such time and in such manner as the board of directors of the Company may determine.

1.5 Term and Termination. This Agreement will commence on the Effective Date and will continue for a period of one year (the “Term”). Either party will have the right to terminate this Agreement before the end of the Term without cause. During the term of this agreement termination can be done by giving one month’s written notice of termination or at the discretion of the Company, payment in lieu of notice (based on the Contract Rate, as defined below, for one month), or some combination thereof.

1.6 No Employment, No Authority to Bind, Etc. The Consultant and the Company acknowledge and agree that nothing contained in this agreement will be interpreted to constitute the Consultant as an Consultant or agent of the Company. Neither the Consultant nor the Company have the authority, express or implied, to bind the other in any respect and will not represent themselves as having such authority, it being intended that the Consultant will be responsible for its own actions. The Consultant is retained only for the purposes and to the extent set out in this Agreement.

1.7 Devotion of Time. The Consultant need only devote such portion of the Consultant’s time as is necessary to complete the Services required. The Consultant is not precluded from acting in any other capacity for any other person, firm or Company provided that it does not conflict with the Consultant’s duties to the Company.

2.                         REMUNERATION

2.1 Compensation. The Company will pay to the Consultant $2,000 (U.S.) per month (the “Consulting Rate”), due and payable at the end of each month, payable in duly authorized, validly issued, fully paid and non assessable common shares of the company.  The calculation of the number of shares issued will be based on a thirty-day average of the highs and lows of the stocks value on the exchange.

2.2 The Contract Rate is inclusive of any tax. To the extent that the Consultant is required to collect and remit any tax.

2.3 Bonuses. The Company in its sole discretion may choose to pay the Consultant bonuses or other discretionary payments.

2.4 Incentive Plans. The Company in its sole discretion may choose to provide the Consultant with short or long term incentive plans or other discretionary investment opportunities, such as stock options. Any such remuneration will be provided in accordance with the plan documents (i.e. share purchase agreement).

2.5 No Deductions. The Company will not make any statutory source deductions from the compensation payable to the Consultant under this Agreement, such as, but not limited to federal income tax, provincial income tax, Canada Pension Plan and Employment Insurance. The Consultant is solely responsible for withholding and remitting any local, provincial, or federal payroll-related taxes or assessments related to performance of the Services.

2.6 No Benefits. The Consultant is not entitled to any benefits or privileges that may be provided by the Company to its Consultants.

2.7 Expenses. The Company will pay the Consultant for all reasonable out of pocket expenses incurred by the Consultant in carrying out the Services provided they are pre-approved by the Company and individually listed as a separate line item on the Consultant’s invoice for Services.

3. GENERAL OBLIGATIONS

3.1 The Consultant is solely responsible for the Consultant’s registration and payment of assessments for coverage with the Workers Compensation Board. If requested by the Company, proof of coverage must be provided immediately.

3.2 Indemnity of the Company. The Consultant agrees to indemnify the Company from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the Canada Revenue Agency, Employment Insurance Plan, the Canada Pension Plan, the Workers Compensation Plan, or related plans or organizations requiring the Company to pay an amount under the applicable statutes and regulations in relation to any Services provided to the Company pursuant to this Agreement.

3.3 Indemnity of the Consultant. The Company agrees to indemnify the Consultant from all losses, claims, actions, damages, assessments or demands (including reasonable legal fees and expenses) made against the Consultant which result from the Consultant’s actions, omission or negligence in the performance of the Services. The Company will not indemnify the Consultant where the Consultant’s actions or omissions are fraudulent.

3.4 Company’s Policies. The Consultant is bound by the various policies of the Company and notwithstanding that those policies may be varied from time to time. If there is an express conflict between any such policies and this Agreement, then this Agreement governs.

3.5 Use of the Company’s Property. The Consultant must not save, retain or store copies of any communications, documentation, records or files being the rightful property of the Company in any form outside the office or on any personal electronic device (i.e. ipod, PDA, cell phone, black berry, personal computer, mass storage device, cd, etc.) for any reason unless expressly permitted by the Company.

3.6 Return of Company’s Property. Whenever requested by the Company and immediately upon termination of this Agreement for any reason, the Consultant will deliver to the Company all property belonging to the Company, including without limitation any keys, security cards, passwords, devices, documents, papers, plans, materials or other property, and any copies or reproductions thereof, which may have come into the Consultant’s possession during the course of the Consultant’s engagement by the Company. For greater certainty, any communications or documentation transmitted by, received from, or stored in the Company’s computer, email or voicemail systems, regardless of any personal content, are the property of the Company.

3.7 Non-Solicitation. During the Term of this Agreement, the Consultant will not:

(a)

solicit or entice, or attempt to solicit or entice, either directly or indirectly, any supplier, Consultant, Consultant, customer or prospective customer of the Company as at the date of termination of this Agreement, to become a supplier, Consultant, Consultant, or customer of any business or enterprise that competes with the Company;

(b)

Solicit or entice, or attempt to solicit or entice, either directly or indirectly, any Consultant or Consultant of the Company as at the date of termination of this Agreement, to become an Consultant or Consultant of any business or enterprise that competes with the Company.

3.8 Not in Breach of Prior Agreements. The Consultant represents that his performance of all the terms of this Agreement do not and will not breach any fiduciary or other duty or any covenant, agreement or understanding (including any agreement relating to any proprietary information, knowledge or data acquired by the Consultant in confidence, trust or otherwise prior to the Effective Date) to which the Consultant is a party or by the terms of which the Consultant may be bound. The Consultant agrees that he will not disclose to the Company, or induce the Company to use any proprietary information, knowledge or data belonging to any previous Company or others. The Consultant further agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

4. CONFIDENTIAL INFORMATION & INTELLECTUAL PROPERTY

4.1 Confidential Information. For purposes of this agreement, the term “Confidential Information” means all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectible by copyright) which the Consultant receives, received access to, conceived or developed, in whole or part, directly or indirectly, in connection with its relationship with the Company or in the course of providing the Services to the Company (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of the Company’s facilities or resources:

(a)

business plans, strategies, tactics, policies, resolutions, patent applications, trademark applications, trade name applications and industrial design applications, intellectual property, software, hardware use;

(b)	litigation, negotiations or contractual arrangements;

(c)	financial information, including but not limited to, cost, pricing, performance data, debt arrangements, equity structure, interests and holdings;

(d)

operational and scientific information, including but not limited to, marketing, research techniques, exploration techniques, trade secrets, product specifications, data, data base information, know-how, methodologies, formula, models, compositions, processes, improvements, devices, inventions, discoveries, concepts, ideas, designs, sketches, photographs, graphs, drawings, notes, samples, past, current and planned research and development, systems, structures and architectures and related processes (collectively, the “Works”);

(e)

marketing information, including but not limited to, current and planned marketing activities, methods and processes, marketing strategies, advertising strategies, customer or client lists, current and anticipated customer or client requirements, price lists and methodologies, marketing research methodologies, market studies, sales and marketing plans and information concerning customers, clients or suppliers, and strategies for attracting and dealing with customers or clients, including information relevant to the design and implementation of marketing plans and advertising campaigns;

(f)

personnel information, including but not limited to, the names and backgrounds of key personnel, personnel lists, résumés, personnel data, including information about compensation and benefits, organization structure, performance evaluations of personnel of the Company and personnel training techniques and materials;

(g)	any and all information concerning the business and affairs of the Company which the Company treats as proprietary and confidential and which is not in the public domain;

(h)	any other information, however documented, of the Company that is a trade secret under any applicable legislation or at common law; and

(i)	all ideas, which are derived from or related to the Consultant’s access to or knowledge of any of the above, enumerated materials and information.

4.2 Failure to mark any of the Confidential Information as confidential, proprietary or protected information does not affect its status as part of the Confidential Information under the terms of this Agreement.

4.3 For purposes of this Agreement, the information that would otherwise be Confidential Information, which is or becomes publicly available without breach of:

(a)	this Agreement;

(b)	any other agreement or instrument to which the Company is a party or a beneficiary; or

(c)	any duty owed to the Company by the Consultant or any third party;

(“Available Information”)

is not Confidential Information, provided, however, that the Consultant acknowledges and agrees that if the Consultant seeks to disclose, divulge, reveal, report, publish, transfer or use, for any purpose, any Available Information, the Consultant bears the burden of proving that such information is Available Information.

4.4 Definition of Intellectual Property. For purposes of this Agreement, the term “Intellectual Property” means all Works, trademarks, trademark applications, patents, patent applications, copyright materials, trade names, trade name applications, industrial designs, and applications to register designs.

4.5 Treatment of Information. The Consultant acknowledges that as a result of his relationship with the Company, the Consultant may use, acquire or add to Confidential Information or Intellectual Property.

4.6 The Consultant will not at any time during or following the term of this Agreement, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose any of the

Confidential Information, except with the prior written consent of the Company, or except if the Consultant is acting as a Consultant of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and policies.

4.7 Disclosure of any Confidential Information is not prohibited if the disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within Canada or the United States of America; provided, however, that:

(a)	the Consultant will first have given prompt notice to the Company of any possible or prospective order (or proceeding pursuant to which any order may result); and

(b)	the Company will have been afforded a reasonable opportunity to prevent or limit any disclosure.

4.8 Ownership of Information and Intellectual Property. Subject to Section 4.11, the Consultant acknowledges and agrees that all rights, title and interest in any Confidential Information or Intellectual Property remains the exclusive property of the Company. Accordingly, the Consultant specifically agrees and acknowledges that it has no interest in the Confidential Information or Intellectual Property, notwithstanding the fact that the Consultant may have created or contributed to the creation of or its name or Consultant’s name is used in association with such Confidential Information or Intellectual Property.

4.9 Waiver of Moral Rights. The Consultant waives all moral rights to any such Intellectual Property, including, but not limited to, the right to the integrity of the Intellectual Property, the right to be associated with the Intellectual Property as its author by name or under a pseudonym and the right to remain anonymous.

4.10 Disclosure of Intellectual Property. The Consultant will immediately disclose to the Company all Intellectual Property developed in whole or in part by the Consultant during the term of this Agreement and to assign to the Company any right, title or interest the Consultant may have in the Intellectual Property. The Consultant will execute any instruments and to do all other things reasonably requested by the Company (both during and after termination of this Agreement) in order to vest more fully in the Company all ownership rights in those items transferred by it to the Company.

4.11 Sections 4.5 to 4.10 do not apply in respect of any invention, copyrighted material, trademarks, patents or other intellectual property, including applications therefore, where:

(a)	no equipment, supplies, facility, Confidential Information or Intellectual Property of the Company was used, which was developed entirely on the Consultant’s own time, and which does not:

	(i)	relate to the business of the Company;

	(ii)	relate to the Company’s actual or demonstrably anticipated processes, research or development; or

	(iii)	result from any work performed by the Consultant for the Company; or

(b)

The Consultant owned or had an interest in, or were conceived of, created, or first reduced to practice, prior to his or her employment with the Company, provided they are listed by the Consultant and attached as a Schedule to this Agreement. The Company agrees to keep the Schedule in confidence.

4.12 Use of Consultant’s Name, Image, etc. The Company may use the Consultant’s name, image, appearance, likeness and form, without limitation, in connection with the Company, including but not limited to the creation, development, production, manufacture, distribution, promotion and use of its products and services, during the term of this Agreement and for a period of one (1) years from the date of termination of this Agreement, regardless of whether the termination is voluntary or involuntary.

5. MISCELLANEOUS

5.1 Severability. If any provision of this Agreement is determined by a court or tribunal of competent jurisdiction to be invalid, illegal or otherwise void or unenforceable for any reason whatsoever, then such provision will be severed from this Agreement and will not affect the validity of the remainder of this Agreement and this Agreement will be construed as if such provision had never been contained in this Agreement. All other provisions of this Agreement will, nevertheless, remain in full force and effect and no provision will be deemed dependent upon any other provision unless so expressed in this Agreement.

5.2 Non-Waiver. The failure of either party to insist upon strict performance of any of the terms and conditions of this Agreement will not be deemed a waiver of any rights or remedies that either party has and will not be deemed a waiver of any subsequent default of the terms and conditions of this Agreement.

5.3 No Assignment by Consultant. The Consultant must not assign either this Agreement or any benefit or interest granted by it without the prior written consent of the Company.

5.4 No Subcontracting by Consultant. The Consultant will not subcontract all or any portion of the Services required to be performed under this Agreement without prior written consent of the Company.

5.5 Successors. This Agreement will operate to the benefit of and is binding upon the Company and the Consultant and their respective heirs, executors, administrators, successors and permitted assigns.

5.6 Notices. Any notice required or permitted to be given to either party must be delivered by hand or personally to the party’s address last known to the other party and will be deemed to be received on the date of hand delivery or personal delivery to such address. Personal delivery will include delivery by a commercial courier.

5.7 Survival. The Consultant’s obligations contained in Sections 1.5, 1.6, 2.6, 3.3, 3.4, 3.6 to 3.9 and 4 will survive termination of this Agreement.

5.8 Governing Law. This Agreement will be governed by and interpreted in accordance with laws of The State of Nevada that may be applicable..

5.9 Independent Legal Advice. The Consultant acknowledges that it has read and understands this Agreement, and acknowledges that it has had the opportunity to obtain independent legal advice with respect to it.

5.10 Headings. The headings utilized in this Agreement have been inserted for convenience of reference only and in no way define, limit, or enlarge the scope or meaning of the provisions of this Agreement.

5.11 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

5.12 Entire Agreement. This Agreement and any documents and instruments referred to in this Agreement contain the whole agreement between the Consultant and the Company with respect to the Consultant’s engagement by the Company and there are no representations, warranties, collateral terms or conditions, express or implied, other than as set forth in this Agreement. This Agreement supersedes any written or oral agreement or understanding between the Consultant and the Company.

5.13 Amendments. No amendment, change, modification or addition to this Agreement will be valid unless made in writing and executed by the Company and the Consultant.

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the 1st day of October, 2014.

____________________________

Nathan Lewis President Force Minerals Corporation

______________________________

Nate Lewis an Individual